UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
_______________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 21, 2008

REDWOOD TRUST, INC.
( Exact name of registrant as specified in its charter)

Maryland	001-13759	68-0329422
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Belvedere Place
Suite 300
Mill Valley, California 94941
(Address of principal executive offices and Zip Code)

(415) 389-7373
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)
_______________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Election of Director; Appointment of Principal Officer.

     On August 21, 2008, the Board of Directors of Redwood Trust, Inc. (the “Company”) increased the number of directors constituting the Board of Directors from nine to ten and elected Diane L. Merdian as a Class III director, with a term expiring in 2009, to fill the vacancy on the Board created by the increase in the number of directors. Ms. Merdian has been appointed to the Audit Committee of the Board of Directors.

     Ms. Merdian is currently retired from a 24-year career as an equity research analyst focused on the banking sector. From 2003 to April 2008, Ms. Merdian was managing director, bank strategist, and senior bank research analyst of Keefe, Bruyette & Woods, an investment banking firm focused on financial services companies. In addition, she headed Keefe, Bruyette & Woods’ large-cap group. Previously, Ms. Merdian was managing director and head of bank equity research for Morgan Stanley from 2001 through 2002 and managing director and head of banking equity research at Montgomery Securities from 1995 to 2000. Ms. Merdian held similar positions at Smith Barney and Salomon Brothers where she started in 1984. Prior to becoming an equity analyst, Ms. Merdian was an economic research associate on the monetary policy team for the Federal Reserve Bank of Kansas City from 1981 to 1983. Ms. Merdian holds a B.A. in Economics, with highest distinction, from the University of Kansas. Ms. Merdian also attended the Graduate School of Business at the University of Chicago and New York University.

     Ms. Merdian will receive compensation for her service as a director as described in the summary of compensation arrangements for non-employee directors set forth in the Company’s Proxy Statement for its 2008 Annual Meeting of Stockholders, a copy of which has been filed with the Securities and Exchange Commission (the “SEC”).

     In connection with the election of Ms. Merdian as a director, the Company and Ms. Merdian entered into the Company’s standard form of indemnification agreement for directors of the Company, which generally requires the Company to indemnify and to advance expenses to Ms. Merdian to the maximum extent permitted by Maryland law. A copy of the form of indemnification agreement for directors has been previously filed by the Company with the SEC.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 21, 2008	REDWOOD TRUST, INC.

	By:	/s/ Martin S. Hughes
Martin S. Hughes
Chief Financial Officer and Secretary